April 4, 2000


SYSCO Corporation:

We are aware that SYSCO Corporation has incorporated by reference into the Registration Statement on Form S-3 our report dated November 11, 1999 and February 10, 2000, covering the unaudited interim financial information for the quarters ended October 2, 1999 and January 1, 2000. Pursuant to Regulation C of the Securities Act of 1933, our reports are not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Securities Act.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP